EXHIBIT 99.1

Hutchinson Technology Reports Preliminary First Quarter Results

Results Improve on Sequential Quarter Shipment and Revenue Growth

HUTCHINSON, Minn., Jan. 13, 2014 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) today reported preliminary results for its fiscal 2014 first quarter ended December 29, 2013.

The company shipped 115.7 million suspension assemblies in the fiscal 2014 first quarter, up 13% from 102.6 million in the preceding quarter. Rick Penn, Hutchinson Technology's president and chief executive officer, said that suspension assembly demand for 2.5" mobile drives was particularly strong during the quarter and the company responded quickly to meet the higher than expected demand.

Net sales for the quarter totaled approximately $70 million, compared with $63.7 million in the preceding quarter. Average selling price was $0.59, compared with $0.60 in the preceding quarter.  The company's shipments of dual-stage actuated (DSA) suspension assemblies increased approximately 12% sequentially and accounted for 23% of first quarter shipments.

The company estimates that gross profit for the fiscal 2014 first quarter was 7% to 8% of net sales, compared to a gross loss of $400,000, or 1% of net sales, in the preceding quarter. Penn said that manufacturing yields have improved in the company's Thailand assembly operation and in its components operations.  "While we showed improvement over last quarter's yields and efficiencies, we continue to focus on closing the gap to our targets," said Penn.

In connection with the consolidation of its operations, the company said it expects to record asset impairment charges for one of its buildings of approximately $5 million in the fiscal 2014 first quarter. The impairment charges will be reported below gross profit.

Cash and investments totaled $40.2 million at the end of the fiscal 2014 first quarter, compared to $40.6 million at the end of the preceding quarter. Outstanding borrowings on the company's revolving line of credit were reduced from $4.0 million at the end of the preceding quarter to $2.0 million at the end of the fiscal 2014 first quarter.

The company said that it currently expects a sequential decline in suspension assembly shipments and net sales during its fiscal 2014 second quarter, which is historically a seasonally weaker quarter.

The company will provide further details in its first quarter results announcement and conference call.

Fiscal 2014 First Quarter Results to be Reported on January 28, 2014

The company announced it will report its fiscal 2014 first quarter financial results on Tuesday, January 28, 2014, after the close of the market. A subsequent conference call for the investment community will take place at 5:00 p.m. Eastern Time (4:00 p.m. Central Time).

Individual investors and news media may participate in the conference call via a webcast, which will be accessible live and on an archived basis on Hutchinson Technology's web site at www.htch.com/investors. The webcast also will be distributed by Thomson StreetEvents to both institutional and individual investors at www.earnings.com.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. As a key worldwide supplier of suspension assemblies for disk drives, the company's products help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of the company's products, operating performance and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company's ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company's ability to operate its assembly operation in Thailand, changes in the company's ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

CONTACT: INVESTOR CONTACT:
         Chuck Ives
         Hutchinson Technology Inc.
         320-587-1605

         MEDIA CONTACT:
         Connie Pautz
         Hutchinson Technology Inc.
         320-587-1823